UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

BioLargo, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

New Millennium Note

On April 13, 2007, New Millennium Capital Partners LLC (“New Millennium”), a limited liability company controlled and owned in part by the Company’s CEO and president, Dennis P. Calvert, converted the $900,000 principal amount of a promissory note (the “Note”) into 1,636,364 shares of the Company’s common stock, at a price of $0.55 per share, which was the last bid price on the date of conversion. Accrued but unpaid interest in the amount of $380,658 as of the conversion date of April 13, 2007 remained outstanding on the Note, which amount was due to be paid on January 15, 2008. We did not make such payment on such date. On November 12, 2008, we agreed to further extend the date on which interest would be paid to April 30, 2009.

On April 27, 2009, New Millennium agreed to accept as payment of $230,658 of the outstanding $380,658 in accrued but unpaid interest an option to purchase 691,974 shares of the Company’s common stock, exercisable at 55 cents per share. The expiration date of the option is April 24, 2012. New Millennium further agreed to extend the due date for the remaining $150,000 unpaid interest to April 30, 2010.

Reduction of Payables

On April 27, 2009, in an effort to preserve the Company’s cash and reduce outstanding payables, the Board offered to third parties, officers and board members an option (“Option”) to purchase common stock in lieu of cash payment to reduce amounts owed by the Company. The Options may be exercised at $0.50 cents a share, an amount which was 20 cents a share above the $0.30 per share closing price of the Company’s common stock on April 27, 2009, would be issued pursuant to the Company’s 2007 Equity Incentive Plan, and would expire April 27, 2012.

The members of the Board, as well as the Company’s Chief Financial Officer, opted to reduce their outstanding accrued and unpaid compensation by an aggregate $150,000 in exchange for Options to purchase up to an aggregate 450,000 shares of common stock. The Options issued to Board members Dennis P. Calvert and Kenneth R. Code were issued at an exercise price of $0.55 per share, rather than $0.50 per share. In addition, seven individuals who provided services to the Company agreed to reduce their payables by an aggregate $99,378 and accept Options to purchase up to an aggregate 298,135 shares, under the terms set forth by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2009	BIOLARGO, INC.

By: /s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer